Exhibit 10.18
Amendment to the International Flavors & Fragrances Inc. Executive Severance Policy
WHEREAS, International Flavors & Fragrances Inc. (the “Company”) maintains the International Flavors & Fragrances Inc. Executive Severance Policy (the "Policy") to provide certain severance payments and benefits to designated Employees (as defined in the Policy) in the event of a termination of their employment in certain specified circumstances; and
WHEREAS, pursuant to its authority set forth in Section 13(e) of the Policy, the Board of Directors of the Company (the “Board”) has approved the amendment of Section 9(a)(i) of the Policy to revise the terms of the restrictive covenants that apply under the Policy, with such amendments to become effective pursuant to Section 13(e) of the Policy on the sixty-first (61st) day following the date on which notice of this Amendment is provided to Employees.
NOW, THEREFORE, the Policy is hereby amended as follows, with such amendments to become effective pursuant to Section 13(e) of the Policy on the sixty-first (61st) day following the date on which notice of this Amendment is provided to Employees.
1.Section 9(a)(i) is hereby deleted in its entirety and replaced with the following:
(i)The Employee, acting directly or indirectly, shall not, during the period of the Employee’s employment and the twelve month period following the Employee’s Date of Termination, become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, shareholder or other owner of any Competing Business (as defined in Annex II-A for Tier I Participants, and Annex II-B for Tier II Participants).
2.Annex IIA and Annex IIB in the forms attached hereto are hereby added to the Policy.
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IN WITNESS WHEREOF, the Company has adopted this Amendment to the Policy as of November 3, 2020.

        ________________________________
        BY:
    DATE:
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ANNEX II-A
For purposes of the Policy, a “Competing Business” shall mean any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company during the last two (2) years of the applicable Employee’s employment with the Company.
ANNEX II-B
For purposes of the Policy, a “Competing Business” shall mean any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company during the last two (2) years of the applicable Employee’s employment with the Company, and: (i) which the Employee had responsibility for or worked on in the last two (2) years of employment with the Company, or (ii) where the Employee would be performing the same or similar duties that the Employee performed for the Company during the last two (2) years of employment with the Company.
In recognition of the international nature of the Company’s business, which includes the sale of its products and services globally, this restriction shall apply to each state or territory of the United States of America, and each country of the world outside of the United States of America, in which the applicable Employee was employed or had responsibility within the last two (2) years of employment with the Company.
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